                    FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

       The Asset Purchase Agreement (the "APA") made and entered as of the 26th day of February, 1999, by and among Worthington Custom Plastics, Inc., an Ohio corporation ("Seller"), Morton Industrial Group, Inc., a Georgia corporation ("MGRP"), and Morton Custom Plastics, Inc., a Delaware corporation ("MCP") is hereby amended in the following respects and the parties hereto agree as follows:

       1. ASSIGNMENT OF RIGHTS; ASSUMPTION OF OBLIGATIONS. MGRP and MCP hereby assign to Morton Custom Plastics, LLC, a Delaware limited liability company ("Buyer"), all their right, title, and interest in, to and under the APA, and Buyer does hereby assume from MGRP and MCP, and shall pay, perform and discharge in accordance with the terms of the APA, and shall indemnify and hold harmless MGRP and MCP from and against, the obligations of MGRP and MCP thereunder. Pursuant to Section 11.4 of the APA, Seller does hereby grant its consent to this assignment; provided that neither MGRP or MCP shall be released from its obligations under the APA.

       2. ASSIGNMENT TO GE CAPITAL. The parties hereto acknowledge that as part of the requirements for obtaining financing for the acquisition of the assets pursuant to the APA, Buyer's lenders, including General Electric Capital Corporation (the "Lenders"), will require an assignment of Buyer's rights under the APA to the Lenders or their agent for collateral purposes. Seller hereby consents to such assignment.

       3. AMENDMENT TO PURCHASE PRICE. Section 2.1 of the APA is hereby deleted and a new Section 2.1 is hereby substituted therefore as follows:

               2.1 PURCHASE PRICE. The Consideration for the Assets (the "Purchase Price") shall be (i) $25,000,000 (the "Closing Cash Payment"); (ii) 10,000 shares of preferred stock of Parent, without par value (the "Preferred Stock") on the terms set forth on Exhibit A hereto (which the parties agree has a value of $4,250,000); (iii) a Contingent Payment as provided in Exhibit A attached hereto; and (iv) Buyer'' assumption of the Assumed Liabilities. The Closing Cash Payment shall be paid as provided in Section 2.3.

The Shareholder Agreement set forth in Exhibit F of the APA is hereby deleted.

       4. CLOSING. Section 3.1 of the APA is hereby amended to reflect that the Closing will take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 1055 Washington Blvd., Stamford, Connecticut. Section 3.2 is hereby amended by substituting the date hereof for the March 31, 1999 date contained therein. Section 3.3 of the APA is amended by substituting April 20, 1999 for April 15, 1999.

       5. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that:

       (a) Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware and is qualified to do business as a foreign limited liability company in all jurisdictions in which the failure to do so would have a Material Adverse Effect on the results of operations or financial condition of Buyer. Buyer has all requisite power and authority to enter into this First Amendment and assume and perform the obligations of MGRP and MCP under the APA and to carry out its obligations hereunder and thereunder.

       (b) The execution and delivery of this First Amendment and the consummation of the transactions contemplated hereby and by the APA have been duly authorized by all necessary limited liability company actions required on the part of the Buyer. This First Amendment has been duly executed and delivered by Buyer, and this First Amendment and the APA constitute the valid and legally binding obligations of Buyer and are enforceable against the Buyer in accordance with their respective terms.

       (c) Neither the execution and delivery of this First Amendment, the assumption of MGRP's and MCP's obligations under the APA, nor the consummation of the transactions contemplated hereby and by the APA will:

                      (i) violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Organization or Operating Agreement of the Buyer, or any note, bond, mortgage, indenture, deed of trust, material license agreement, loan agreement or other material agreement, instrument or obligation to which Buyer is party, or by which Buyer or any of its properties or assets may be bound or affected; or

                      (ii) violate any material judgment, order, writ, injunction or decree, or any law, rule or regulation applicable to Buyer or any of its properties or assets, to the extent any of the foregoing would have a Material Adverse Effect on the results of operations or financial condition of Buyer. Buyer is not required to give notice or obtain any consent from any person in connection with the execution and delivery of this First Amendment for the consummation of the transactions contemplated hereby or by the APA.

       6. GE CAPITAL FINANCING. In lieu of the financing contemplated by the APA, the parties acknowledge that financing will be provided by Buyer and its sole member, Morton Holdings, LLC, a Delaware limited liability company, by borrowing such funds from the Lenders.

       7. SERIES 1999A PREFERRED. Exhibit A of the APA is hereby amended to provide that the designation of the preferences, limitations and relative rights of the Series 1999A Preferred shall be as set forth on EXHIBIT B attached hereto and made a part hereof by this reference.

       8. TRANSITION SERVICES AGREEMENT. EXHIBIT E of the APA is hereby amended to provide that the form of the Transition Service Agreement shall be as set forth on EXHIBIT C, attached hereto and made a part hereof by this reference.

       9. CAPITALIZATION. Section 5.4 is hereby amended to provide that bonds for acquisition and debt financing will not be issued by Parent and to clarify that the Parent has outstanding employee and director stock options in addition to those granted under Parent's 1997 Stock Option Plan.

       10. OPINION OF BUYER'S COUNSEL. The opinion to be given by Buyer's counsel as set forth in Exhibit G of the APA shall be appropriately modified to reflect the changes in the APA made by this First Amendment and may be delivered by separate counsel for Buyer, namely, Winston & Strawn, as well as Husch & Eppenberger, LLC.

       11. GE BUSINESS; POSSIBLE REDUCTION IN DIVIDEND RATE. As required pursuant to Sections 8.9 and 9.7 of the APA, Seller and Buyer have reached a mutually acceptable agreement with respect to certain GE business which is reflected in a separate agreement of even date. Pursuant to that agreement, the dividend rate on the Series 1999A Preferred may be reduced; therefore, an appropriate legend will be affixed to the certificate or certificates evidencing the Series 1999A Preferred in the hands of Seller, substantially as follows:

       THE DIVIDEND RATE SET FORTH IN THE DESIGNATION OF PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF THE SERIES 1999A PREFERRED MAY BE REDUCED UNDER CERTAIN CIRCUMSTANCES AS SET FORTH IN THAT CERTAIN AGREEMENT DATED APRIL 15, 1999 BY AND BETWEEN WORTHINGTON CUSTOM PLASTICS, INC., MORTON INDUSTRIAL GROUP, INC., AND MORTON CUSTOM PLASTICS, LLC, A COPY OF WHICH IS AVAILABLE FROM THE SECRETARY OF THE CORPORATION.

As a condition to any transfer of the Series 1999A Preferred by Seller, Seller will require that the transferee agree in writing to the foregoing limitations.

       12.     PARTIES.  Buyer is hereby added as a party to the APA.

       13. LEBANON IDB. The parties agree that section 1.5 of the APA shall be deemed amended as appropriate to reflect the letter to Firstar Bank, N.A. from Worthington Steel of Michigan, Inc. and Morton Lebanon Kentucky IRB, LLC dated as of the date hereof (the "Letter") and further that notwithstanding any provision herein, in the Assignment and Assumption Agreement or any other document relating to the APA, Buyer shall not assume or be liable in respect of the IDB or the bonds issued thereunder (the "Bonds") and the Bonds shall not be transferred to Buyer or its affiliates until the Letter has been fully executed and delivered by all parties thereto (and properly attested to the extent required thereby). The parties shall use best efforts to cause such transfer and assumption to occur at the earliest practical date.

       14. DEFINITION. Capitalized terms contained herein that are not otherwise defined herein shall be construed as defined in the APA.

       15. BINDING EFFECT. This First Amendment shall be binding upon the parties and their successors and assigns. The terms and conditions of the APA shall continue in full force and effect except as modified herein.



       IN WITNESS WHEREOF, the parties have executed this First Amendment to Asset Purchase Agreement as of this ________ day of April, 1999.

WORTHINGTON CUSTOM PLASTICS,                 MORTON INDUSTRIAL GROUP,
INC.                                         INC.
By:                                          By:
   -------------------------------              ------------------------------
   Its                                          Its
      ----------------------------                 ---------------------------

MORTON CUSTOM PLASTICS, INC.                 MORTON CUSTOM PLASTICS, LLC

By:                                          By:
   -------------------------------              ------------------------------
   Its                                          Its
      ----------------------------                 ---------------------------

                            EXHIBIT A TO FIRST AMENDMENT

                                 CONTINGENT PAYMENT

     1. SELLER'S RIGHT TO DEMAND CONTINGENT PAYMENT. Seller shall have the right to compel Buyer to pay to Seller an amount equal to 15% of the "Enterprise Value" (as defined below) of Buyer (the "Contingent Payment") as of December 31, 2004 by notifying Buyer in writing of the demand within the 30-day period following the later of (i) March 31, 2005 or (ii) the date on which Seller is provided audited financial statements of the Buyer with respect to the year ended December 31, 2004 on the terms and conditions set forth below.

     2. BUYER RIGHT TO PROVIDE CONTINGENT PAYMENT. Buyer shall have the right to compel Seller to receive the Contingent Payment based on the Enterprise Value of Buyer as of December 31, 2004 by notifying Seller in writing of the exercise of its right within the 30-day period following March 31, 2005 on the terms and conditions set forth below.

     3. CONTINGENT PAYMENT ABSENT EXERCISE. If neither Seller nor Buyer exercises its right to receive or pay the Contingent Payment based on the December 31, 2004 Enterprise Value of Buyer, the Contingent Payment shall be equal to 15% of the Enterprise Value of Buyer as of December 31, 2005.

     4. AMOUNT OF THE CONTINGENT PAYMENT. The Enterprise Value of the Buyer shall be the fair market value of a 100% equity ownership interest in Buyer as of the appropriate date. Such value shall be determined by the mutual agreement of the parties, or, if the parties cannot agree on the Enterprise Value of the Buyer within 30 days of the exercise of the right under Section 1 or 2 by April 30, 2006 if no exercise is made, then the Enterprise Value of the Buyer shall be determined by appraisal as follows:

     The parties shall each appoint, at its own cost, within 15 days following the expiration of the time for mutual agreement, a qualified appraiser ("Qualified Appraiser"), who shall be a professional appraiser, certified public accountant, or investment banker qualified by experience and ability to appraise a closely held business of the magnitude conducted by Buyer. In determining the Enterprise Value of the Buyer for purposes of determining the Contingent Payment, no discounts shall be taken for lack of marketability of the enterprise or minority interest or the like. Rather, the determination of Enterprise Value of the buyer shall be based on a valuation of the Buyer as a going concern. The Contingent Payment shall then be determined by multiplying Enterprise Value by 15%. If both Qualified Appraisers agree on the Enterprise Value of the Buyer, their opinion, which shall be submitted in writing, shall be conclusive and binding on the parties. If only one of the parties appoints a Qualified Appraiser, that appraiser's written opinion on the Enterprise Value of the Buyer shall be conclusive and binding on the parties. If the two Qualified Appraisers disagree on the Enterprise Value of the Buyer, they shall appoint a third Qualified Appraiser mutually acceptable to them, and the opinion of the third Qualified Appraiser, whose fees and expenses shall be divided equally between the parties, shall be conclusive and binding as to the Enterprise Value of the Buyer. Provided, however, that if the Enterprise Value of the Buyer in question found by the third Qualified Appraiser is greater than the higher of the first two appraisals, the higher of the first two appraisals shall constitute the

Enterprise Value of the Buyer, and if Enterprise Value as found by the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall constitute the Enterprise Value of the Buyer.

In determining such Enterprise Value as of any date, Buyer shall be deemed to have additional cash assets (or, as applicable, to have its assets decreased) in an amount equal to (a) the sum of (i) all cash distributed by Buyer to its members in their capacity as such on or prior to such date (other than distributions to pay or reimburse its members for tax liabilities actually paid by such members attributable to the taxable income of Buyer) plus (ii) the fair market value of all non-cash assets distributed by Buyer to its members in their capacity as such (in each case determined as of the time of distribution) on or prior to such date plus (iii) payments to Affiliates of Buyer for products or services to the extent such payments are in excess of their reasonable value plus (iv) interest on such distributions or excess payments at the Wall Street Journal national prime rate of interest in effect from time to time (the "Prime Rate") from the date of such distributions or excess payments to the date of determining such Enterprise Value minus (b) the sum of (i) the amount of all capital contributions made to Buyer (valued at fair market value as of the date of such contribution) plus (ii) interest on such capital contributions at the Prime Rate from the date of such capital contributions to the date of determining such Enterprise Value.

In no event shall the amount of such Contingent Payment exceed $35,000,000 plus interest as provided below.

In determining such Enterprise Value, payments to Affiliates in excess of their reasonable value shall be added back to cash flow, income or other similar computations.

The parties hereto agree to negotiate in good faith concerning additional adjustments to the calculation of the Contingent Payment to address extraordinary charges or events with the respect to the Buyer which were not contemplated by the parties hereto as of the date hereof.

For purposes of this Exhibit, the following definitions shall apply:

"AFFILIATE" shall mean, with respect to any Person (a) each Person that, directly or indirectly, owns or controls, whether beneficiary, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the equity or voting interest of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, descendants of individuals of any of the foregoing. For the purposes of this definition, "CONTROL" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

     5. PAYMENT OF CONTINGENT PAYMENT. The Contingent Payment shall be paid in cash, or by wire transfer or certified or cashier's check on or before the 30th day following the determination of the Contingent Payment pursuant to Section 4 above and shall be accompanied by interest from the date as to which the Enterprise Value is determined to the date of payment at the Prime Rate.

     6. DEBTOR-CREDITOR RELATIONSHIP. The parties intend for Seller to be viewed as an unsecured creditor of Buyer with respect to the Contingent Payment. Nothing in the APA (including this Amendment) shall be construed as creating a partnership or joint venture between Seller and Buyer.

     7. ACCESS TO RECORDS. Buyer shall provide to Seller access to Buyer's officers and employees and to Buyer's books and records and all financial information including projections as is reasonably necessary to calculate Enterprise Value.

                       RESOLUTIONS OF THE BOARD OF DIRECTORS
                                         OF
                           MORTON INDUSTRIAL GROUP, INC.

           (Designating the preferences, limitations, and relative rights of the Series 1999A Preferred)


     WHEREAS, the board of directors of the Corporation is authorized by the Corporation's articles of incorporation to issue shares of preferred stock not to exceed 2,000,000, no par value, from time to time in one or more series; and

     WHEREAS, the articles of incorporation authorizes the board of directors to determine the preferences, limitations, and relative rights of any series of preferred stock; and

     WHEREAS, the board of directors now desires to designate a series of preferred stock pursuant to its authority;

     NOW, THEREFORE, BE IT RESOLVED, that the board of directors of Morton Industrial Group, Inc. hereby designates 15,000 shares of its authorized non-par value preferred stock as a series designated "Series 1999A Preferred"; and it is

     RESOLVED, that the preferences, limitations and relative rights of the Series 1999A Preferred are as follows:

               Except as otherwise provided herein, dividends on each share of the Series 1999A Preferred shall accrue at the rate of 8% per annum of the sum of the (i) Liquidation Value (as hereafter defined) thereof plus (ii) all accumulated and unpaid dividends thereon as of the immediately preceding Dividend Reference Date (as hereafter defined). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

               No dividends can be paid on any share of Common Stock until all accumulated dividends on the Series 1999A Preferred have been paid.

               Dividends on the Series 1999A Preferred shall be paid annually on the last day of each March beginning March 31, 2000, ("Dividend Reference Date") either, at the option of the Corporation, in cash or by issuance of that number of additional shares of Series 1999A Preferred equal to the dividend payable divided by 1,000; provided, however, that no dividends on the Series 1999A Preferred shall be declared by the board of directors of the Corporation or paid or set apart for payment by the Corporation at such time as, and to the extent that, the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, or any provisions of the Corporation's articles of incorporation or a declaration relating to any series of preferred shares ranking senior to the Series 1999A Preferred as to dividends, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be prohibited by law. Notwithstanding the foregoing, dividends on the Series 1999A Preferred shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are declared.

               The Series 1999A Preferred shall not have any voting powers either general or specified.

               The shares of Series 1999A Preferred shall not be subject to conversion into any other securities of the Corporation.

               The Corporation shall purchase or redeem five years after the date of initial issuance of any of such shares (herein the "Maturity Date"), the entire amount of the Series 1999A Preferred then issued and outstanding, and pay the holders of the shares so purchased or redeemed an amount equal to $1,000.00 per share plus the unpaid accumulated dividends accrued thereon (including such dividends which have accrued but not been declared). In the event any of the shares of Series 1999A Preferred are not tendered for redemption hereunder, the Corporation may deposit the aggregate redemption price with any bank or trust company in the City of Columbus, Ohio named in a notice sent to the holders of the Series 1999A Preferred, payable in the amounts stated to the respective record holders of the shares to be redeemed on endorsement and surrender of their stock certificates, and upon the making of such deposit the holders shall cease to be shareholders with respect to the Series 1999A Preferred and from and after the making of such deposit the holders shall have no interest in or claim against the Corporation with respect to the shares of Series 1999A Preferred, but shall be entitled only to receive the monies from the bank or trust company without interest. Any monies unclaimed at the end of one year from the date of the deposit shall be repaid to the Corporation.

               Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, there shall be paid to the holders of the Series 1999A Preferred $1,000.00 per share ("Liquidation Value") plus accrued and unpaid dividends before any sum shall be paid to or any assets distributed among the holders of the Common Stock; and after such payment to the holders of the Series 1999A Preferred all remaining assets and funds of the Corporation shall be paid to the holders of the Common Stock according to their respective shares without further participation by the holders of the Series 1999A Preferred.

               The rights and preferences conferred here on the Series 1999A Preferred shall not be changed or altered or revoked without the consent of the holders of the majority of the Series 1999A Preferred outstanding at the time.

               The consolidation or merger of the Corporation at any time, or from time to time with any other corporation, shall not be regarded or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning herein, but no such consolidation or merger shall in any way impair the rights of the Series 1999A Preferred.

               The Corporation may issue one or more additional series of preferred stock without the consent of the holders of the Series 1999A Preferred so long as the ranking as to preference on liquidation, dissolution or winding up of the Corporation is either subordinate to such rights of the Series 1999A Preferred or on a parity with the Series 1999A Preferred.

                                       3